EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  James W. McCarty, Jr.
          Vice President and Chief Financial Officer
          540-955-2510
          jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES SECOND QUARTER EARNINGS AND QUARTERLY DIVIDEND

     Berryville, Virginia: EAGLE FINANCIAL SERVICES, INC., the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces its third quarter dividend and second quarter financial results. The Company's common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

     A dividend of $0.19 per share will be paid on August 15, 2003 to shareholders on record as of August 1, 2003. This represents an increase of $0.03 or 19% over the August 15, 2002 dividend of $0.16 per share. This results in a year-to-date dividend of $0.55 per share for the first three quarters of 2003.

     The Company's net income for the six months ended June 30, 2003 was $1,896,738. This represents a $223,193 or 13% increase over net income of $1,673,545 for the same period during 2002. Earnings per share were $1.28 and $1.14 for the six months ended June 30, 2003 and 2002, respectively, which represents an increase of $0.14 or 12%.

     Total assets of the Company as of June 30, 2003 were $322.9 million, which represents an increase of $30.3 million or 10% from total assets of $292.6 million as of December 31, 2002.